Exhibit 10(n)

PCS Supplemental Retirement Plan

for U.S. Executives

(As Amended and Restated and in Effect as of January 1, 2016)

Article 1. The Plan

1.1  Establishment and History of the Plan

Potash Corporation of Saskatchewan Inc. (“Company”), a corporation under the laws of the province of Saskatchewan, pursuant to a resolution of its Board of Directors, established as of January 1, 1999, a supplemental executive retirement plan for key employees to be known as the “PCS Supplemental Retirement Plan for U.S. Executives” (“Plan”).

The Plan is hereby amended and restated in its entirety, effective January 1, 2016, to incorporate Plan amendments adopted since the time of the Plan’s establishment.

1.2  Applicability of the Plan

Except as otherwise specifically provided herein, the provisions of this Plan apply only to Participants (or beneficiaries of Participants) who participate in the Plan on or after January 1, 2016. Any employee who separated from service or otherwise became entitled to receive benefits under the Plan prior to January 1, 2016 (or beneficiary thereof) shall have his rights determined under the provisions of the Plan as it existed at such time; provided that to the extent certain provisions of this Plan became effective prior to January 1, 2016, those same provisions shall apply to Participants (or beneficiaries) who participate in the Plan after that effective date.

1.3  Purpose

This Plan is intended to fully restore pension benefits under a tax-qualified pension plan that would otherwise have been provided to a select group of eligible employees in the absence of certain restrictions imposed by the Internal Revenue Code. This Plan supersedes all other restoration plans covering the Participants under this Plan. The Plan is intended to be a plan within the meaning of section 201(2) of the Employee Retirement Income Security Act of 1974, as amended, that is unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees (“top-hat plan”).

Article 2. Definitions and Construction

2.1  Definitions

The following terms shall have the meaning stated below and, when intended, such terms shall be capitalized.

(a)	409A Guidance. The term “409A Guidance” means Code Section 409A, the final regulations issued under Code Section 409A, and all other Internal Revenue Service guidance that may be issued thereunder.

(b)	Actuarial Equivalent.

(1)

In General. The term “Actuarial Equivalent” or “Actuarially Equivalent” means a benefit payable at a particular time and in a particular form under which the aggregate payments expected to be received are equal in value to the aggregate payments expected to be received at a different time or in a different form of benefit. The actuarial assumptions used by the Pension Plan to calculate a Participant’s benefit shall be used for this Plan.

(2)	Lump Sum Benefits. Notwithstanding anything to the contrary, in determining an Actuarially Equivalent lump sum benefit, the IRS Interest Rate and the IRS Mortality Table shall be used. The conversion of the amount of a benefit that is described as an amount payable in an annuity form to an amount payable as a lump sum benefit shall be made after the amount of the annuity form is adjusted pursuant to the actuarial factors of the Pension Plan to reflect commencement of benefits at a date other than the normal retirement date under the Pension Plan.

(3)	Definitions.

(A)	IRS Interest Rate. The term “IRS Interest Rate” means the interest rate determined by using a weighted average of the thirty (30) year Treasury rate, and the three segment interest rates based on the monthly corporate bond yield curve “spot” rates (without regard to the twenty-four (24) month average) for the second month before the month the Participant terminates employment from all Employers and Related Organizations, or if earlier, for the second month before the month of the Participant’s death (whether or not the benefit distribution occurs later). The weighted average is determined by using 100% segment rates.

(B)	IRS Mortality Table. The term “IRS Mortality Table” means the mortality table prescribed by the Internal Revenue Service that is based on the prevailing commissioners’ standard table used to determine reserves for group annuity contracts issued on the date the Participant terminates employment from all Employers and all Related Organizations, or if earlier, on the date of the Participant’s death.

(c)	Board. The term “Board” means the Board of Directors of the Company.

(d)	Cause. The term “Cause” means the occurrence of one or more of the following as determined solely by the Committee in the exercise of its good faith and reasonable judgment:

(1)	The willful and continued failure by a Participant to substantially perform his or her duties with his or her Employer or a Related Organization, other than a failure resulting from the Participant’s Disability, followed by the failure of the Participant to remedy such failure within ten (10) business days after written notice is delivered to the Participant. Such notice shall specifically identify the manner in which the Committee believes that the Participant has not substantially performed his or her duties.

(2)	Willful gross misconduct by the Participant that materially and demonstrably injures his or her Employer or a Related Organization monetarily or in any other manner. However, a Participant’s act or failure to act shall not be considered “willful” if the Participant’s act or failure was in good faith and based on a reasonable belief that his or her act or omission was in the best interest of his or her Employer and its Related Organizations.

(e)	Change in Control. The term “Change in Control” means “change in control” as defined in the Company’s 2015 Performance Option Plan as amended, or any successor plan thereto.

(f)	Code. The term “Code” means the Internal Revenue Code of 1986, as amended.

(g)	Committee. The term “Committee” means the Compensation Committee of the Board, or any other committee designated by the Board to administer the Plan.

(h)	Company. The term “Company” means Potash Corporation of Saskatchewan Inc., or any successor.

(i)	Disability. The term “Disability” has the meaning given by the long-term disability plan maintained by a Participant’s Employer.

(j)	Effective Date. The term “Effective Date” means January 1, 1999.

(k)	Employer. The term “Employer” has the meaning given by the Pension Plan.

(l)	ERISA. The term “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(m)	Separation from Service. The term “Separation from Service” or to “Separate from Service” means any termination of employment with the Company and all Related Organizations for any reason; provided, however, that no Separation from Service is deemed to occur while the Executive is on military leave, sick leave or other bona fide leave of absence that does not exceed six (6) months, or if longer, the period during which the Executive’s right to reemployment with the Company or Related Organizations is provided either by statute or by contract. For purposes of determining whether a Separation from Service has occurred, “Related Organizations” shall mean the Company and any entity whose employees, together with the employees of the Company, are treated under Code section 414(b) or (c) as if employed by a single employer, except that in applying Code section 1563(a)(1), (2), and (3) for purposes of Code section 414(b) or in applying Treas. Reg. §1.414(c)-2 for purposes of Code section 414(c), the language “at least 50 percent” shall be used instead of the language “at least 80 percent” each place it appears in such Code and regulations sections. Whenever the Plan refers to a termination of employment, such reference shall mean “Separation from Service.” Whether the Executive has incurred a Separation from Service shall be determined in accordance with the 409A Guidance.

(n)	Participant. The term “Participant” means an individual who satisfies the requirements of section 3.1 or who has an accrued benefit under the Plan.

(o)	Pension Plan. The term “Pension Plan” means the PCS U.S. Employees’ Pension Plan, or a predecessor or successor plan.

(p)	Plan. The term “Plan” means the PCS Supplemental Retirement Plan for U.S. Executives.

(q)	Plan Year. The term “Plan Year” means the consecutive twelve (12) month period beginning each January 1 and ending December 31.

(r)	Related Organization. The term “Related Organization” has the same meaning as in the Pension Plan except as otherwise provided in Section 2.1(m).

(s)	Specified Employee. The term “Specified Employee” means a “specified employee” within the meaning of the 409A Guidance and determined pursuant to the identification methodology selected by the Committee from time to time.

Vesting Service. The term “Vesting Service” has the same meaning as in the Pension Plan.

2.2  Gender and Number

Except when otherwise indicated by the context, masculine terminology shall include the feminine, and singular terminology shall include the plural.

2.3  Severability

If any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

2.4  Transfer of Employment

Notwithstanding anything to the contrary, the transfer of employment of a Participant between his or her Employer and its Related Organizations shall not be deemed a termination of the Participant’s employment with the Company or a Related Organization for the purposes of this Plan.

2.5  Successors

All obligations under the Plan of the Company and the Employers shall be binding upon their successors, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of their business or assets.

2.6  Applicable Law

To the extent not preempted by federal law, the Plan shall be governed by and construed in accordance with the laws of the state of Illinois without giving effect to principles of conflicts of laws.

Article 3. Eligibility and Participation

3.1  Eligibility

An individual shall be eligible to participate in this Plan if—

(a)	the individual’s benefit under the Pension Plan is reduced on account of Code section 401(a)(17) (relating to the amount of compensation that may be taken into account) or Code section 415 (relating to the maximum permissible benefit),

(b)	the individual is a management or highly compensated employee of his or her Employer or a Related Organization, and

(c)	the Committee approves the individual’s participation in the Plan.

3.2  Cessation of Participation

The Committee may determine that a Participant is ineligible to continue participation in the Plan for any reason. Except as provided in section 4.1(b)(2) (forfeiture for Cause), such Participant’s shall retain all rights relating to benefits previously accrued and vested under the Plan.

Article 4. Retirement Benefit

4.1  Vesting and Forfeiture of Benefits

(a)	Vesting. A Participant shall become fully vested in benefits under the Plan upon the earliest of—

(1)	the date that the Participant is at least age fifty-five (55) with at least five (5) years of Vesting Service,

(2)	the Participant’s Disability, or

(3)	a Change in Control of the Company.

(b)	Forfeiture.

(1)	In General. A Participant shall forfeit all benefits under the Plan if, before vesting as provided in subsection (a), the Participant—

(A)	is removed from participation in the Plan for any reason, or

(B)	terminates employment with all Employers and all Related Organizations for any reason (other than death after vesting under the Pension Plan).

(2)	For Cause. Notwithstanding anything to the contrary in this Plan, whether or not the Participant has vested under subsection (a), if the Participant’s employment is terminated for Cause, the Participant and the Participant’s beneficiaries shall immediately forfeit all rights and entitlement to benefits under the Plan.

4.2  Amount of Benefit

The amount of a Participant’s benefit shall equal the amount of the lump sum Actuarial Equivalent of a monthly benefit equal to the excess (if any) of (a) over (b) where—

(a)	is the monthly benefit that the Participant would have accrued under the Pension Plan had the monthly benefit been determined without regard to Code sections 401(a)(17) and 415; provided, however, that the accrued benefit attributable to service credited on and after July 1, 2009 shall be determined without regard to any bonus amounts paid or payable to the Executive for any calendar year under the Company’s annual short-term incentive plan to the extent that such amounts in the aggregate exceed the Executive’s annual base pay on which such bonus amounts were based.

(b)	is the monthly benefit that the Participant actually accrued under the Pension Plan.

Unless the Committee determines otherwise, in computing the monthly benefit under this section, no benefit shall accrue for the period of service with White Spring Agricultural Chemicals, Inc. before

November 1, 1995; with the Arcadian Corporation before March 1, 1997; or with PCS Sales (USA), Inc. before January 1, 1999. Notwithstanding the foregoing, effective for Participants who are actively employed between January 1, 2014 and January 1, 2015, an active Participant shall accrue a benefit under this section for his or her total “benefit service” with the Arcadian Corporation. For purposes of this section, “benefit service” shall have the meaning set forth in Supplement B to the Pension Plan.

In the case of a Participant whose benefit is payable prior to the annuity starting date under the Pension Plan, the amount of the benefit shall be calculated based on the amount of the Pension Plan benefit that would be payable at the time the benefit is paid. A Participant who is not eligible to commence his benefit under the Pension Plan at the time of his Separation from Service shall receive the Actuarial Equivalent of his benefit calculated as of the earliest date on which he could commence payment of his Pension Plan benefit. The Committee may, in its sole discretion, provide that the benefit of any Participant is calculated taking into account future eligibility for early retirement benefits.

4.3  Timing and Manner of Payment

(a)	In General. A Participant’s benefit under section 4.2 shall be payable in a lump sum amount as of the annuity starting date under the Pension Plan. Notwithstanding the foregoing, if a Participant Separates from Service after December 31, 2004, the Participant’s benefit under this section 4.2 will be distributed in a lump sum amount thirty (30) days after the Participant’s Separation from Service, except as provided in section 4.3(c) or 5.2(b).

(b)	Delay for Specified Employees. If a Participant is a Specified Employee on the date of his Separation from Service occurring after December 31, 2004, payment of his vested benefit will be made on the date that is six (6) months after the Participant’s Separation from Service (unless the Participant dies before such date, in which case the benefit will be paid in accordance with section 5.2(b)). The lump sum payment shall include an “earnings adjustment” to reflect the six-month delay described above. The appropriate earnings adjustment shall be determined by the Committee.

(c)	Section 409A Distributions. If, due to the application of the 409A Guidance, all or any portion of a Participant’s benefit under this Plan becomes taxable to the Participant prior to receipt, a Participant may apply to the Committee before a Change in Control, or the trustee of the trust after a Change in Control, for a distribution of that portion of his or her benefit that has become taxable pursuant to Code Section 409A. Upon the approval of such an application, which approval shall not be unreasonably withheld (and, after a Change in Control, shall be granted), the Committee (or the trustee) shall distribute to the Participant immediately available funds in an amount equal to the taxable portion of his or her benefit (which amount shall not exceed the present value of the Participant’s benefit under the Plan). If the application is approved, the distribution shall be made within 90 days of the date when the Participant’s application is approved. Such a distribution shall affect and reduce the benefits to be paid under this Plan.

(d)	No Change in Payment Form and Time. A Participant may not defer payment of any benefit to a later date and may not elect another form of payment.

4.4  Tax Withholding

A Participant’s Employer shall have the right to require that Participants remit to it an amount sufficient to satisfy federal, state, and local tax withholding requirements, or to deduct from all payments made pursuant to the Plan amounts sufficient to satisfy such withholding requirements.

4.5  Nontransferability

A Participant’s rights to benefits under the Plan may not be sold, transferred, assigned, or otherwise alienated or hypothecated. No payment shall be made under the Plan to any assignee or creditor of a Participant or to any assignee or creditor of a Participant’s beneficiary.

Article 5. Preretirement Death Benefit

5.1  Entitlement and Amount of the Death Benefit

(a)	Death before January 1, 2005. If, before January 1, 2005, a Participant dies after vesting under the Pension Plan but before the annuity starting date under the Pension Plan, the Participant’s beneficiary under the Pension Plan shall be entitled to a benefit equal to the lump sum Actuarial Equivalent of the excess of (1) over (2) where—

(1)	is the amount of the preretirement death benefit that would be payable to the beneficiary under the terms of the Pension Plan determined on the basis of the monthly amount described in section 4.2(a), and

(2)	is the amount of the preretirement death benefit that is payable to the beneficiary under the Pension Plan.

(b)	Death after December 31, 2004. If, after December 31, 2004, a Participant dies after vesting under the Plan but before the benefit is paid to the Participant under the Plan, the Participant’s beneficiary (designated under the Pension Plan) shall be entitled to a Preretirement Death Benefit equal to the lump sum Actuarial Equivalent of the greater of (1) or (2) where

(1)	is the survivor benefit that would have been payable to a beneficiary had the Participant died after commencing his benefit calculated pursuant to section 4.2(a) and (b) in an Actuarially Equivalent joint and 50% survivor annuity form of payment; and

(2)	is the survivor benefit that would have been payable to a beneficiary had the Participant died after commencing his benefit calculated pursuant to section 4.2(a) and (b) in an Actuarially Equivalent single life and ten (10) year certain form of payment.

5.2  Timing and Manner of Payment

(a)	Death before January 1, 2005. A Participant’s Preretirement Death benefit described in section 5.1(a) shall be payable as a lump sum amount as of the annuity starting date for the death benefit that is payable under the Pension Plan.

(b)	Death after December 31, 2004. A Participant’s Preretirement Death Benefit described in section 5.1(b) shall be paid as a lump sum amount on the ninetieth (90th) day after the Participant’s death.

The payment of the death benefit under this Article shall fully discharge the Plan’s obligation under the Plan to all persons with respect to the Participant’s benefit.

Article 6. Funding

6.1  Unfunded Plan

(a)	In General. The Plan shall not be funded for the purposes of the Code and ERISA. The obligation of the Participant’s Employer under the Plan shall be that of an unfunded and unsecured promise to pay money in the future.

(b)	Unsecured General Creditors. Participants and their beneficiaries, heirs, successors, and assigns shall have no secured legal or equitable right, interest, or claim in any property or asset of any Employer or any Related Organization, nor shall they be beneficiaries of, or have any right, claim, or interest in any life insurance policy, annuity contract, or any proceeds therefrom owned or which may be acquired by any Employer or any Related Organization. No policy, annuity contract, or any other asset of any Employer or any Related Organization shall be held under any trust for the benefit of Participants, their beneficiaries, heirs, successors or assigns, or held in any way as collateral security for fulfilling the obligations of any Employer or Related Organization under the Plan. All assets and policies of the Employers and the Related Organizations shall be their general, unpledged, unrestricted assets.

6.2  Costs of the Plan

Except as provided in Article 7 (rabbi trust), all costs of implementing and administering the Plan and paying the benefits of the Plan shall be borne by the Participant’s Employer.

Article 7. Rabbi Trust

7.1  Establishment

The Committee may, at its sole and absolute discretion, at any time after the Effective Date, establish an irrevocable rabbi trust that is a grantor trust within the meaning of Code sections 671–677 for the benefit of Participants and beneficiaries of Participants. Such a trust shall have an independent trustee, selected by the Committee, who shall have fiduciary duty to carry out the terms and conditions of the Plan.

The provisions of this Article shall apply only if the Committee exercises its discretion and establishes a rabbi trust.

7.2  Terms

The assets of the rabbi trust shall be subject to the claims of general creditors in the event of a bankruptcy or insolvency under such terms that are specifically defined by the provisions of the rabbi trust and under a required procedure for notifying the trustee of any such bankruptcy or insolvency.

7.3  Funding

(a)	In General. Except as provided in subsection (b), at the sole and absolute discretion of the Committee, the Participant’s Employer shall contribute cash to the rabbi trust for the benefit of the Participant and his or her beneficiaries, as the Committee deems appropriate.

(b)	Change in Control. If a Change in Control occurs, the rabbi trust shall be funded immediately with an amount equal to the Actuarial Equivalent of the benefits under the Plan. The Company’s actuary shall determine the amount to be funded, unless such funding would cause Participants to be subject to tax pursuant to Code Section 409A(b).

7.4  Distributions

Following a Change in Control, distributions of a Participant’s benefits shall be made from the rabbi trust directly to the Participant or the Participant’s beneficiary in accordance with Article 4 or Article 5 (as the case may be).

To the extent any benefits provided under the Plan are actually paid from the rabbi trust, the Employer shall have no further obligation for the benefit to the extent so paid, but to the extent not so paid, such benefits shall remain the obligation of, and shall be paid by the Employer.

Article 8.  Claims and Review Procedures

8.1  Claim for Benefits

Any claim for benefits under the Plan by a Participant or the Participant’s beneficiary shall be submitted to the Employee Benefits Committee (“EBC”) in writing, including by mail, telegraph, facsimile, or electronic mail, and signed by the claimant.

8.2  Initial Claim for Benefits

If any Participant or other individual claims to be entitled to a benefit under the Plan, and the EBC determines that such claim should be denied in whole or in part, the EBC shall, in writing, notify such claimant within 90 days of receipt of such claim that his claim has been denied unless special circumstances require an extension of time for processing. The EBC shall give the claimant written notice and reason for the need for extension and the date by which a decision is expected within the original 90-day period. In no event shall the decision take longer than 180 days after receipt of the claim. If the claim is denied, the EBC shall set forth in writing the specific reasons for such denial and such notification shall:

(a)	State the reason why the claim is being denied;

(b)	Set forth the pertinent sections of the Plan relied upon;

(c)	If applicable, set forth an explanation of any additional material or information necessary for the claimant to perfect his claim and an explanation of why such material or information is necessary; and

(d)	Set forth an explanation of how the claimant can obtain a review of such denial, including a statement of the claimant’s right to bring a civil action under ERISA section 502(a) following an adverse benefit determination.

The claimant may submit written comments, documents, records, and other information relating to the claim for benefits. Further, the claimant shall be provided, upon request, and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits.

8.3  Appeal of Adverse Benefit Determinations

Within 60 days after receipt by the claimant of such notice, the claimant may request, by mailing or delivery of written notice to the EBC, a review by the EBC of the decision denying the claim. If the claimant fails to request a review within such 60-day period, it shall be conclusively determined for all purposes of this Plan that the denial of such claim by the EBC is correct.

If the claimant requests a review, the EBC shall review the claim and send written notification of its determination to the claimant within 60 days after receipt of the claimant’s request for review, unless special circumstances require an extension of time for processing. The EBC shall notify the claimant in writing and shall provide the reason for the need for the extension and the date by which a decision is expected within the original 60-day period. In no event shall the determination take longer than 120 days after receipt of the request for review. If the claim is denied, the EBC shall set forth in writing the specific reasons for the denial and such notification shall:

(a)	State the reason for the denial of the claim;

(b)	Set forth the pertinent sections of the Plan relied upon;

(c)	Provide a description of any voluntary appeal procedures offered by the Plan, if any; and

(d)	Provide a statement that the claimant has the right to bring a civil action under ERISA section 502(a) following a denial upon appeal.

The claimant shall be provided, upon request, and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits.

If such determination is favorable to the claimant, it shall be binding and conclusive.

8.4  Exhaustion of Administrative Remedies and Contractual Statute of Limitations

(a)	Exhaustion of Administrative Remedies. No legal or equitable action for retirement benefits under the Plan may be brought unless and until the claimant has completed all of the requirements under this Article.

(b)	Contractual Statute of Limitations. Any claimant who (i) fails to complete all the requirements of this Article; (ii) fails to submit his claim for retirement benefits to the EBC under this Article within three years from the latest date to which such claim relates; or (iii) fails to bring legal or equitable action for benefits under the Plan within six months from the date which the EBC denies his claim for benefits under section 8.3, shall be deemed to have waived his right to bring legal or equitable action for benefits under the Plan.

Article 9. Administration

9.1  The Committee

The Committee, or another committee designated by the Board, shall administer the Plan. The Committee may delegate any or all of its administrative responsibilities.

9.2  Authority of the Committee

Except as otherwise provided, the Committee shall have the full power and discretion to select employees for participation in the Plan, to determine the terms and conditions of each employee’s participation, to construe and interpret the Plan and any agreement or instrument concerning the Plan, to establish, amend, or waive procedures for the Plan’s administration, and to amend the Plan to the extent permitted under Article 10. Further, the Committee shall have full power and discretion to make any other determination that may be necessary or advisable for the Plan’s administration.

9.3  Decisions Binding

All determinations and decisions made by the Committee or the Board and all related orders or resolutions of the Committee or the Board shall be final, conclusive, and binding on all persons, including the Company, Employers, Related Organizations, Employees, and their estates and beneficiaries.

9.4  Correction of Errors

The Committee shall have the authority to correct any error in the calculation of a Participant’s benefit or the amount paid to a Participant or Beneficiary, regardless of the reason for the error and regardless of whether payment of the benefit has commenced. By his participation in the Plan and acceptance of benefits hereunder, each Participant agrees that he will promptly repay to the Plan any payment that exceeds the amount to which he was entitled under the Plan (an “excess payment”), and will hold any excess payment, and any proceeds of any excess payment, or property acquired with any excess payment, in trust for the benefit of the Plan, which trust shall remain in effect, and shall continue to apply to any excess payment, proceeds or other property even if transferred to a third party, until the total amount of the excess payment has been repaid to the Plan. The Committee may, on behalf of the Plan, commence an action to enforce such trust, or take any other available action in law or equity, including setting off any other amount owed to the Participant, to recover such excess payment.

Article 10. Amendment and Termination

The Board reserves the right to amend, modify, or terminate the Plan at any time for any reason. Such right shall be exercised only by a written resolution or other written instrument approved by the Board.

The Committee shall also have the right to amend the Plan without obtaining the approval of the Board of Directors if the amendment does not—

(a)	have the effect of terminating the Plan;

(b)	materially increase the cost of providing benefits under the Plan, unless the amendment conforms the Plan with legislation, governmental regulations, rules, or interpretive bulletins expressing a public policy or condition with which the Plan must comply;

(c)	revise this Article to increase the Committee’s authority to amend the Plan or derogate from the authority of the Board of Directors; and

(d)	confer any special advantage whether economic or otherwise, whether present or contingent, on the Committee or its members.

The Committee may exercise its right to amend the Plan only by a written resolution or other written instrument approved by the Committee.

No amendment or termination may adversely affect the rights or benefits of a Participant previously accrued and vested under the Plan without the consent of the Participant.

In the event of the Plan termination, all benefits shall be distributed to the Participants as otherwise provided in the Plan; provided, however, that the Committee and the Board have reserved their right to accelerate payments of benefits to the Participant to the extent that and in a manner permitted by the 409A Guidance.

* * * * * * * * * *

In Witness Whereof, Potash Corporation of Saskatchewan Inc. has caused this instrument to be executed by its duly authorized officer effective as of January 1, 2016.

Potash Corporation of Saskatchewan Inc.

By:	/s/ Lee Knafelc

Name:	Lee Knafelc

Title:	Senior Vice President,
Human Resources and
Administration

Date:	February 22, 2016

SIGNED SEALED AND DELIVERED

in the presence of:

Clint Weiland
Name of Witness

/s/ Clint Weiland
Signature of Witness